Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 31, 2013, with respect to the consolidated financial statements of Pioneer Surgical Technology, Inc. and Subsidiaries for the years ended December 31, 2012 and 2011, included in the current report of RTI Surgical, Inc. on Form 8-K/A filed on September 17, 2013. We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-191215) of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

Chicago, Illinois

November 1, 2013

/s/ Grant Thornton LLP

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd